UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                           DARLING INTERNATIONAL, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    237266101
                                 (CUSIP Number)

Ms. Sonia E. Gardner                                             with a copy to:
Avenue Capital Group, LLC                             Matthew S. Eisenberg, Esq.
535 Madison Avenue                                          Cobb & Eisenberg LLC
15th Floor                                       329 Riverside Avenue, 2nd Floor
New York, New York 10022                                     Westport, CT  06880
(212) 850-7519                                                    (203) 222-1940

                     (Name, Address and Telephone Number of
            Person Authorized to Receive Notices and Communications)

                                November 16, 2004
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 20 pages

CUSIP No.  237266101             13D            Page  2  of  20  Pages
---------- -----------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           GL Partners II, LLC
---------- -----------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- -----------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
---------- -----------------------------------------------------------
        5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):
---------- -----------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------- -----------------------------------------------------------
                         7  SOLE VOTING POWER
    NUMBER OF               0
     SHARES          ------ ------------------------------------------
  BENEFICIALLY           8  SHARED VOTING POWER
    OWNED BY                2,028,630
      EACH           ------ ------------------------------------------
    REPORTING            9  SOLE DISPOSITIVE POWER
     PERSON                 0
      WITH           ------ ------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            2,028,630
---------- -----------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           2,028,630**
---------- -----------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- -----------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.2%
---------- -----------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           OO
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D            Page  3  of  20  Pages
---------- -----------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Avenue Capital Partners II, LLC
---------- -----------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- -----------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
---------- -----------------------------------------------------------
        5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):
---------- -----------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------- -----------------------------------------------------------
                         7  SOLE VOTING POWER
    NUMBER OF               0
     SHARES          ------ ------------------------------------------
  BENEFICIALLY           8  SHARED VOTING POWER
    OWNED BY                2,028,630
      EACH           ------ ------------------------------------------
    REPORTING            9  SOLE DISPOSITIVE POWER
     PERSON                 0
      WITH           ------ ------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            2,028,630
---------- -----------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           2,028,630**
---------- -----------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- -----------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.2%
---------- -----------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           OO
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D            Page  4  of  20  Pages
---------- -----------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Avenue Special Situations Fund II, LP
---------- -----------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- -----------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
---------- -----------------------------------------------------------
        5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):
---------- -----------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------- -----------------------------------------------------------
                         7  SOLE VOTING POWER
    NUMBER OF               0
     SHARES          ------ ------------------------------------------
  BENEFICIALLY           8  SHARED VOTING POWER
    OWNED BY                2,028,630
      EACH           ------ ------------------------------------------
    REPORTING            9  SOLE DISPOSITIVE POWER
     PERSON                 0
      WITH           ------ ------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            2,028,630
---------- -----------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           2,028,630**
---------- -----------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- -----------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.2%
---------- -----------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           PN
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D            Page  5  of  20  Pages
---------- -----------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Avenue Capital Management II, LLC
---------- -----------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- -----------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
---------- -----------------------------------------------------------
        5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):
---------- -----------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------- -----------------------------------------------------------
                         7  SOLE VOTING POWER
    NUMBER OF               0
     SHARES          ------ ------------------------------------------
  BENEFICIALLY           8  SHARED VOTING POWER
    OWNED BY                4,398,630
      EACH           ------ ------------------------------------------
    REPORTING            9  SOLE DISPOSITIVE POWER
     PERSON                 0
      WITH           ------ ------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            4,398,630
---------- -----------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           4,398,630**
---------- -----------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- -----------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           6.9%
---------- -----------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           IA
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D            Page  6  of  20  Pages
---------- -----------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Avenue Investments, LP
---------- -----------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- -----------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
---------- -----------------------------------------------------------
        5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):
---------- -----------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------- -----------------------------------------------------------
                         7  SOLE VOTING POWER
    NUMBER OF               0
     SHARES          ------ ------------------------------------------
  BENEFICIALLY           8  SHARED VOTING POWER
    OWNED BY                270,000
      EACH           ------ ------------------------------------------
    REPORTING            9  SOLE DISPOSITIVE POWER
     PERSON                 0
      WITH           ------ ------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            270,000
---------- -----------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           270,000**
---------- -----------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- -----------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.4%
---------- -----------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           PN
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D            Page  7  of  20  Pages
---------- -----------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Avenue Partners, LLC
---------- -----------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- -----------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
---------- -----------------------------------------------------------
        5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):
---------- -----------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
---------- -----------------------------------------------------------
                         7  SOLE VOTING POWER
    NUMBER OF               0
     SHARES          ------ ------------------------------------------
  BENEFICIALLY           8  SHARED VOTING POWER
    OWNED BY                270,000
      EACH           ------ ------------------------------------------
    REPORTING            9  SOLE DISPOSITIVE POWER
     PERSON                 0
      WITH           ------ ------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            270,000
---------- -----------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           270,000**
---------- -----------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- -----------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.4%
---------- -----------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           OO
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D            Page  8  of  20  Pages
---------- -----------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Avenue International, Ltd.
---------- -----------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- -----------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
---------- -----------------------------------------------------------
        5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):
---------- -----------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands
---------- -----------------------------------------------------------
                         7  SOLE VOTING POWER
    NUMBER OF               0
     SHARES          ------ ------------------------------------------
  BENEFICIALLY           8  SHARED VOTING POWER
    OWNED BY                990,000
      EACH           ------ ------------------------------------------
    REPORTING            9  SOLE DISPOSITIVE POWER
     PERSON                 0
      WITH           ------ ------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            990,000
---------- -----------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           990,000**
---------- -----------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- -----------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.5%
---------- -----------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           OO
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D            Page  9  of  20  Pages
---------- -----------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Avenue Special Situations Fund III, LP
---------- -----------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- -----------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
---------- -----------------------------------------------------------
        5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):
---------- -----------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------- -----------------------------------------------------------
                         7  SOLE VOTING POWER
    NUMBER OF               0
     SHARES          ------ ------------------------------------------
  BENEFICIALLY           8  SHARED VOTING POWER
    OWNED BY                1,110,000
      EACH           ------ ------------------------------------------
    REPORTING            9  SOLE DISPOSITIVE POWER
     PERSON                 0
      WITH           ------ ------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            1,110,000
---------- -----------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           1,110,000**
---------- -----------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- -----------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.7%
---------- -----------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           PN
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D           Page  10  of  20  Pages
---------- -----------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Avenue Capital Partners III, LLC
---------- -----------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- -----------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
---------- -----------------------------------------------------------
        5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):
---------- -----------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------- -----------------------------------------------------------
                         7  SOLE VOTING POWER
    NUMBER OF               0
     SHARES          ------ ------------------------------------------
  BENEFICIALLY           8  SHARED VOTING POWER
    OWNED BY                1,110,000
      EACH           ------ ------------------------------------------
    REPORTING            9  SOLE DISPOSITIVE POWER
     PERSON                 0
      WITH           ------ ------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            1,110,000
---------- -----------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           1,110,000**
---------- -----------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- -----------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.7%
---------- -----------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           OO
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D           Page  11  of  20  Pages
---------- -----------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           GL Partners III, LLC
---------- -----------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- -----------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
---------- -----------------------------------------------------------
        5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):
---------- -----------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------- -----------------------------------------------------------
                         7  SOLE VOTING POWER
    NUMBER OF               0
     SHARES          ------ ------------------------------------------
  BENEFICIALLY           8  SHARED VOTING POWER
    OWNED BY                1,110,000
      EACH           ------ ------------------------------------------
    REPORTING            9  SOLE DISPOSITIVE POWER
     PERSON                 0
      WITH           ------ ------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            1,110,000
---------- -----------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           1,110,000**
---------- -----------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- -----------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.7%
---------- -----------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           OO
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

CUSIP No.  237266101             13D           Page  12  of  20  Pages
---------- -----------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Marc Lasry
---------- -----------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
---------- -----------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------
        4  SOURCE OF FUNDS*
           N/A
---------- -----------------------------------------------------------
        5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):
---------- -----------------------------------------------------------
        6  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
---------- -----------------------------------------------------------
                         7  SOLE VOTING POWER
    NUMBER OF               0
     SHARES          ------ ------------------------------------------
  BENEFICIALLY           8  SHARED VOTING POWER
    OWNED BY                4,398,630
      EACH           ------ ------------------------------------------
    REPORTING            9  SOLE DISPOSITIVE POWER
     PERSON                 0
      WITH           ------ ------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                            4,398,630
---------- -----------------------------------------------------------
       11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
           4,398,630**
---------- -----------------------------------------------------------
       12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
           N/A
---------- -----------------------------------------------------------
       13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           6.9%
---------- -----------------------------------------------------------
       14  TYPE OF REPORTING PERSON*
           IN
---------- -----------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 5.

     The following constitutes Amendment No. 3 ("Amendment No. 3") to the
Schedule 13D filed by the undersigned on September 22, 2003, as amended by Amendment No. 1 filed by the undersigned on April 22, 2004, and as further amended by Amendment No. 2 filed on August 23, 2004 (collectively, the "Schedule 13D"). This Amendment No. 3 amends the Schedule 13D as specifically set forth. Defined terms not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.

Item 2.  Identity and Background

Item 2 is hereby amended and restated in its entirety to read as follows:

(a) - (c), (f)  This Schedule is being jointly filed by:

     A. Avenue Investments, LP, a Delaware limited partnership, with respect to shares held by it;

     B. Avenue Partners, LLC, a New York limited liability company and the general partner of Avenue Investments, LP, with respect to shares held by Avenue Investments, LP;

     C. Avenue International, Ltd., a Cayman Islands exempted company, with respect to shares held by it;

     D. Avenue Special Situations Fund II, LP, a Delaware limited partnership, with respect to shares held by it;

     E. Avenue Capital Partners II, LLC, a Delaware limited liability company and the general partner of Avenue Special Situations Fund II, LP, with respect to the shares held by Avenue Special Situations Fund II, LP;

     F. GL Partners II, LLC, a Delaware limited liability company and the managing member of Avenue Capital Partners II, LLC, with respect to the shares held by Avenue Special Situations Fund II, LP;

     G. Avenue Special Situations Fund III, LP, a Delaware limited partnership, with respect to shares held by it;

     H. Avenue Capital Partners III, LLC, a Delaware limited liability company and the general partner of Avenue Special Situations Fund III, LP, with respect to the shares held by Avenue Special Situations Fund III, LP;

     I. GL Partners III, LLC, a Delaware limited liability company and the managing member of Avenue Capital Partners III, LLC, with respect to the shares held by Avenue Special Situations Fund III, LP;

     J. Avenue Capital Management II, LLC, a Delaware limited liability company and the investment advisor to Avenue Investments, LP, Avenue International, Ltd., Avenue Special Situations Fund II, LP and Avenue Special Situations Fund III, LP, with respect to the shares held by Avenue Investments, LP, Avenue International, Ltd., Avenue Special Situations Fund II, LP and Avenue Special Situations Fund III, LP; and

     K. Marc Lasry, a United States citizen and the managing member of Avenue Partners, LLC, GL Partners II, LLC, GL Partners III, LLC, and Avenue Capital Management II, LLC ("Lasry"), with respect to the shares held by Avenue Investments, LP, Avenue International, Ltd., Avenue Special Situations Fund II, LP, and Avenue Special Situations Fund III, LP.

The persons referenced in A - K above are referred to herein collectively as the "Reporting Persons". The principal business address of all of the Reporting Persons is 535 Madison Avenue, 15th Floor, New York, New York 10022.

Each of Avenue Investments, LP, Avenue Special Situations Fund II, LP and Avenue Special Situations Fund III, LP is a private investment partnership. Avenue International, Ltd. is a private offshore investment vehicle. The principal businesses of Avenue Partners, LLC, Avenue Capital Partners II, LLC and Avenue Capital Partners III, LLC are to serve as the general partners of, respectively, Avenue Investments, LP, Avenue Special Situations Fund II, LP and Avenue Special Situations Fund III, LP. The principal business of Avenue Capital Management II, LLC is to serve as investment advisor to Avenue Investments, LP, Avenue International, Ltd., Avenue Special Situations Fund II, LP, Avenue Special Situations Fund III, LP, and one or more other affiliated entities. The principal businesses of GL Partners II, LLC and GL Partners III, LLC are to serve as the managing members of, respectively, Avenue Capital Partners II, LLC and Avenue Capital Partners III, LLC. Mr. Lasry serves as the principal control person (directly or indirectly) of all of the other Reporting Persons, and serves in a similar capacity to various other related entities, all of which are engaged in investment or investment management activities.

(d) During the last five years none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e) During the last five years none of the Reporting Persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 5.    Interest in Securities of the Issuer

Item 5(a) is hereby amended and restated in its entirety to read as follows:

(a) According to information set forth in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2004, there were 63,918,346 shares of Common Stock issued and outstanding at November 10, 2004. Based upon such information, and taking into account the transactions described in Item 5(c) below, as of the date hereof the Reporting Persons report beneficial ownership as follows:

     a. Avenue Investments, LP owns directly 270,000 shares of Common Stock, constituting 0.4% of the Company's outstanding shares, which shares may be deemed to be beneficially indirectly owned by Avenue Partners, LLC (in its capacity as general partner), Avenue Capital Management II, LLC (in its capacity as investment advisor), and Mr. Lasry as described below;

     b. Avenue International, Ltd. owns directly 990,000 shares of Common Stock, constituting 1.5% of the Company's outstanding shares, which shares may be deemed to be beneficially indirectly owned by Avenue Capital Management II, LLC (in its capacity as investment advisor), and Mr. Lasry as described below;

     c. Avenue Special Situations Fund II, LP owns directly 2,028,630 shares of Common Stock, constituting approximately 3.2% of the Company's outstanding shares, which shares may be deemed to be beneficially indirectly owned by Avenue Capital Partners II, LLC (in its capacity as general partner), GL Partners II, LLC (in its capacity as managing member of the general partner), Avenue Capital Management II, LLC (in its capacity as investment advisor), and Mr. Lasry as described below;

     d. Avenue Special Situations Fund III, LP owns directly 1,110,000 shares of Common Stock, constituting 1.7% of the Company's outstanding shares, which shares may be deemed to be beneficially indirectly owned by Avenue Capital Partners III, LLC (in its capacity as general partner), GL Partners III, LLC (in its capacity as managing member of the general partner), Avenue Capital Management II, LLC (in its capacity as investment advisor), and Mr. Lasry as described below;

As of the date hereof, Mr. Lasry, in his capacity as principal control person of all of the other Reporting Persons, may be deemed to own beneficially indirectly 4,398,630 shares of Common Stock, constituting approximately 6.9% of the Company's outstanding shares, which figure includes the shares owned directly by Avenue Investments, LP, Avenue International, Ltd., Avenue Special Situations Fund II, LP, and Avenue Special Situations Fund III, LP, described above.

Item 5(c) is hereby amended and supplemented as follows:

During the last 60 days, the Reporting Persons sold the following shares of Common Stock on the open market:

Entity                                   Trade Date       Shares     Price/Share
------                                   ----------       ------     -----------
Avenue Special Situations Fund II, LP    09/03/2004       35,200        $4.34
Avenue Special Situations Fund II, LP    09/07/2004       31,600        $4.37
Avenue Special Situations Fund II, LP    10/29/2004      500,000        $3.75
Avenue Special Situations Fund II, LP    11/15/2004        8,300        $3.86
Avenue Special Situations Fund II, LP    11/16/2004      500,000        $3.75

                                   Signatures

        After reasonable inquiry and to the best of my (our) knowledge and belief, I (we) certify that the information set forth in this statement is true, complete and correct.

Date:  November 24, 2004

Avenue Investments, LP
By:  Avenue Partners, LLC
      Its general partner

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Partners, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue International, Ltd.

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Director


Avenue Special Situations Fund II, LP
By:  Avenue Capital Partners II, LLC
      Its general partner
By:  GL Partners II, LLC
      Its managing member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Capital Partners II, LLC
By:  GL Partners II, LLC,
      Its managing member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member

GL Partners II, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Special Situations Fund III, LP
By:  Avenue Capital Partners III, LLC
      Its general partner
By:  GL Partners III, LLC
      Its managing member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Capital Partners III, LLC
By:  GL Partners III, LLC,
      Its managing member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


GL Partners III, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Capital Management II, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member



/s/ Marc Lasry
-----------------------------
Marc Lasry, an individual

                             Joint Filing Agreement

Avenue Partners, LLC, a New York limited liability company; Avenue Capital Partners II, LLC, GL Partners II, LLC, Avenue Capital Partners III, LLC, GL Partners III, LLC and Avenue Capital Management II, LLC, each a Delaware limited liability company; Avenue Investments, LP, Avenue Special Situations Fund II, LP, and Avenue Special Situations Fund III, LP, each a Delaware limited partnership; Avenue International, Ltd., a Cayman Islands exempted company; and Marc Lasry, an individual, hereby agree to file jointly the statement on
Schedule 13D/A to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated:  November 24, 2004

Avenue Investments, LP
By:  Avenue Partners, LLC
      Its general partner

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Partners, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue International, Ltd.

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Director

Avenue Special Situations Fund II, LP
By:  Avenue Capital Partners II, LLC
      Its general partner
By:  GL Partners II, LLC
      Its managing member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Capital Partners II, LLC
By:  GL Partners II, LLC,
      Its managing member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


GL Partners II, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Special Situations Fund III, LP
By:  Avenue Capital Partners III, LLC
      Its general partner
By:  GL Partners III, LLC
      Its managing member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Capital Partners III, LLC
By:  GL Partners III, LLC,
      Its managing member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member

GL Partners III, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member


Avenue Capital Management II, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member



/s/ Marc Lasry
-----------------------------
Marc Lasry, an individual